EXHIBIT 10.2 1 SEPARATION AGREEMENT THIS SEPARATION AGREEMENT (this “Agreement”) is made this 9th day of September, 2021, by and between Claudia J. Merkle (hereinafter referred to as “Executive”), and NMI Holdings, Inc. (hereinafter referred to as the “Company”) (Executive and the Company shall collectively be referred to hereinafter as the “Parties”), in accordance with the Company’s Severance Benefit Plan (the “Severance Plan”). WHEREAS, Executive currently serves as the Company’s Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”); WHEREAS, the Parties have agreed that Executive’s employment with the Company and Executive’s service as a member of the Board shall in each case terminate effective December 31, 2021 (the “Separation Date”); and WHEREAS, the Parties wish to enter into a mutually satisfactory arrangement concerning, among other things, Executive’s eventual separation from service with the Company, in order to resolve and preclude any dispute between them arising from Executive’s employment, Executive’s separation, or any other matter involving the Company. NOW, THEREFORE, in consideration of the promises made herein, the sufficiency and adequacy of which are acknowledged, the Parties hereby agree as follows: 1. Separation from All Positions. It is understood and agreed that Executive’s employment with the company will terminate on the Separation Date, and effective as of such date, Executive hereby resigns from her position as Chief Executive Officer and as a member of the Board and as a member of any committees of the Board on which she may serve, and as a member of the board of directors of, and/or as an officer, manager or any other position with, any of the Company’s affiliates. While the Parties agree that such resignations are intended to be self-effectuating, Executive further agrees to execute any documentation the Company determines necessary or appropriate to facilitate such resignation. 2. Separation Payments and Benefits. In consideration of Executive’s service to the Company and Executive’s agreement to comply with the terms of this Agreement, and subject to Executive’s execution and non-revocation of the release of claims attached hereto as Exhibit A (the “Release”) on or within the period following the Separation Date specified in the Release, the Company will provide the following separation pay and benefits (the “Severance Benefits”) to Executive. Executive acknowledges and agrees that the Severance Benefits are to be provided in accordance with the terms of the Severance Plan and this Agreement, in each case as set forth herein, and exceed any sums or benefits to which Executive would otherwise be entitled under any applicable policy, plan and/or procedure of the Company or any previous agreement or understanding between Executive and the Company. The payments and benefits provided under this Section 2 shall be in full satisfaction of the obligations of the Company and its affiliates to Executive under this Agreement, the Severance Plan and/or any other plan, agreement, policy or arrangement of the Company and its affiliates upon his termination of employment, and in no event shall Executive be entitled to severance pay or benefits beyond those specified in this Section 2. a. Severance Payment. Pursuant to the terms of the Severance Plan, the Company will pay Executive an amount equal to $780,000 (12 months of Executive’s annual rate of base salary),

2 less applicable withholdings, in one lump sum pursuant to the Company’s regular payroll practices following the Separation Date, within 30 days following the date the Release becomes effective in accordance with its terms. b. COBRA Premiums. Pursuant to the terms of the Severance Plan, the Company will pay the applicable monthly premium for continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), including any coverage Executive may have for Executive’s dependents, for 12 months following the Separation Date (“Benefits Paid Period”), so long as Executive timely elects COBRA coverage. It is understood that Executive shall be responsible to directly pay for the entirety of Executive’s continued COBRA coverage after the Benefits Paid Period, should Executive choose to continue COBRA coverage. Detailed COBRA benefit information will be sent to Executive’s home on or after the Separation Date, including the forms Executive will need to timely complete in order to elect COBRA coverage. c. 2021 Short-Term Incentive Program Payment. Notwithstanding any provision of the Company’s short-term incentive plan requiring participants therein to remain employed through the date annual bonuses are paid, Executive will be eligible to receive a 2021 short-term incentive program payment based on the Company’s actual achievement of the applicable performance metrics during such year, at the time when annual bonuses are paid to other senior executives of the Company in the first quarter of 2022. d. Outstanding Equity Awards. Notwithstanding any provision providing for pro- rated vesting contained in the Company’s 2012 Stock Incentive Plan, the Amended and Restated 2014 Omnibus Incentive Plan or the applicable award agreements: (i) Executive’s outstanding unvested stock options and time-vesting restricted stock unit awards will accelerate and vest in full on the Separation Date and be eligible to be exercised (in the case of stock options) and settled (in the case of restricted stock units) in accordance with the applicable award agreement, and (ii) Executive’s outstanding performance-based restricted stock unit awards will remain outstanding and eligible to vest and be settled based on the Company’s actual achievement of the applicable performance metrics as of the end of the applicable performance period, as otherwise may be provided under the applicable award agreement(s). For clarity, Executive’s stock options that are vested and outstanding on the Separation Date (including any options that become vested in accordance with this Agreement) will remain exercisable until the 90th day following the Separation Date. Executive agrees that Exhibit B hereto contains a complete and accurate record of all of Executive’s outstanding equity awards. e. Placement Services. The Company will provide Executive with certain placement services from JamesDruryPartners, provided that such placement services shall end no later than the first anniversary of the Separation Date. 3. Non-Disparagement. Executive agrees not to disparage the Company or any Company director, officer, employee, consultant, contractor or affiliate, or any of its products, processes, policies, practices, or standards of business conduct, including statements on or to any website, blog, social media site or app, or to any media source, including electronic or print news media, or other publications, or any publicly-available forums or any community organizations. The Company agrees to instruct its directors, and Executive Vice Presidents not to disparage, criticize or defame Executive, including statements on or to any website, blog, social media site or app, or to any media source, including electronic or print news media, or other publications, or any publicly-available forums or any community organizations. Except as otherwise permitted herein, Executive agrees not to assist any

3 attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any Company director, officer, employee, consultant, contractor or affiliate. Both Executive and the Company agree that nothing in this Agreement is to be construed as precluding either party from providing truthful information in response to a court order or government inquiry or investigation. 4. Confidentiality. Executive understands and agrees that in the course of employment with the Company, Executive acquired confidential and proprietary information, including but not limited to information concerning operations, finances, business and marketing plans and strategies, budgets and unpublished financial information, prices and costs, and the skills and value to the Company of other employees, all of which information Executive understands and agrees could be damaging to the Company if disclosed or made available to any other person or entity (collectively “Confidential Information”). Confidential Information does not include any information that is or becomes generally known to the public or industry, other than because Executive or any other current or former employee fails to keep such information secret and confidential. Executive understands and agrees that such information was divulged to Executive in confidence as an employee of the Company and a member of the Board and Executive understands and agrees that such information shall be kept secret and confidential. Executive further understands and agrees that, at all times, Executive will not disclose or communicate any Confidential Information to any other person or in any way make such information available to others, or make use of such information on Executive’s own behalf, or on behalf of any other person or entity, unless necessary to comply with a subpoena or other legal process. However, Executive agrees to promptly notify the Company’s General Counsel via telephone and email as soon as Executive learns that Executive may be asked to divulge any Confidential Information in any legal proceeding so that the Company may take steps, if necessary, to protect its interests concerning the Confidential Information. Executive understands that nothing in this Agreement is intended to preclude Executive from communicating or cooperating in any way with the Securities and Exchange Commission, and Executive is not required to notify the Company or its General Counsel of any such communications or cooperation. 5. Return of Property. Executive agrees that Executive will, no later than the Separation Date, return all Company confidential and proprietary information, including all property authored by, concerning or belonging to the Company, or gathered, compiled or prepared in the course of Executive’s work for the Company (other than Executive’s personal copies of payroll and benefits records), including but not limited to keys and passes, credit cards, computer hardware and software, papers, manuals, records, drawings, emails and documents, without retaining copies in any form. 6. Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the Severance Benefits and return of any portion of the Severance Benefits already paid and (ii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be

4 construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. 7. Effect of Certain Terminations. If Executive’s employment is terminated prior to the Separation Date (i) by the Company for “cause” (as defined in the Company’s Amended and Restated 2014 Omnibus Incentive Plan or, with respect to Executive’s outstanding stock options, as defined in the Company’s 2012 Stock Incentive Plan) or (ii) by Executive for any reason, the payments and benefits to which Executive is entitled on account of such termination shall be determined pursuant to each such plan, agreement, policy or arrangement and without regard to Section 2 of this Agreement. If Executive’s employment is terminated prior to the Separation Date on account of Executive’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code), Executive will continue to remain eligible to receive the Severance Benefits as set forth in Section 2(a)-(d), subject to her (or, in the event of Executive’s death, her estate’s) execution and non-revocation of the Release and without regard to any conflicting or contrary provisions in any plan, agreement, policy or arrangement of the Company in which Executive participates or to which she is a party. 8. Miscellaneous. a. This Agreement is entered into under and governed by the laws of the State of California, without giving effect to conflicts of laws. Any provision determined to be void or illegal for any reason shall be deemed severable, and all other provisions of this Agreement shall remain in full force and effect. b. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows: If to Executive: Executive’s last address on the books and records of the Company If to the Company: NMI Holdings, Inc. 2100 Powell Street, 12th Floor Emeryville, CA 94608 Attention: General Counsel c. In order to be eligible to benefit from the Severance Benefits described in this Agreement, Executive is expected to comply fully with the provisions of this Agreement and the terms of the Severance Plan. Failure to do so may result in the withdrawal of the Agreement by the Company at any time, and refusal to provide or to continue providing the Severance Benefits provided in this Agreement. d. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law. e. It is intended that payments and benefits made or provided under this Agreement shall comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (collectively, “Section 409A”), and this Agreement shall be construed and interpreted in accordance with such intent. Each payment of compensation under this Agreement shall be treated as a separate payment for purposes of Section 409A. All payments to be made upon a termination of employment under this Agreement may only be

5 made upon a “separation from service” within the meaning of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Separation Date), any amounts and benefits provided under Section 2 that constitute “nonqualified deferred compensation” within the meaning of Section 409A that are to be paid or provided on account of Executive’s separation from service and are otherwise due to Executive under this Agreement during the six-month period immediately following the Separation Date shall instead be paid or provided on the first business day of the seventh month following Executive’s “separation from service” within the meaning of Section 409A. f. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. g. No waiver of any obligation under this Agreement will be effective unless in writing, and will then be effective only for the specific instance of which such waiver was given. h. Except with respect to any restrictive covenants to which Executive is already subject pursuant to that certain offer letter agreement with the Company dated December 28, 2018 or otherwise, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter thereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties or their respective successors and legal representatives. [Signature page follows]

6 IN WITNESS WHEREOF, Executive has hereunto set her hand and the Board has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written. /s/ William J. Leatherberry NMI HOLDINGS, INC. By: William J. Leatherberry Title: Executive Vice President, General Counsel /s/ Claudia J. Merkle Claudia J. Merkle

A-1 EXHIBIT A RELEASE OF CLAIMS This RELEASE OF CLAIMS (the “Release”) is made as of the date set forth below, by and between NMI Holdings, Inc. and all of its subsidiaries and affiliates (collectively the “Company”), and Claudia J. Merkle (“Executive”) (collectively, the “Parties”). WHEREAS, Executive and the Company have entered into Separation Agreement (the “Agreement”), dated as of September 9, 2021, pursuant to which Executive is entitled to receive certain additional compensation upon and following the Separation Date (capitalized terms used but not defined in this Release have the meanings ascribed to them in the Agreement); WHEREAS, Executive’s receipt of the additional compensation under the Agreement is conditioned upon Executive signing and not revoking this Release, which the Parties acknowledge is mutually agreeable; and WHEREAS, Executive’s employment with and services to the Company have been terminated as of the Separation Date. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows: 1. Executive agrees for herself, Executive’s heirs, administrators, representatives, executors, successors, and assigns, to unconditionally and forever release and discharge the Company, its parents, divisions, predecessors, successors and joint ventures, and each and all of its and their respective past or present officers, directors, employees, shareholders, partners, contractors, trustees, administrators, insurers, agents, attorneys, representatives, fiduciaries, successors and assigns (collectively, “Releasees”) of and from any and all debts, claims, liabilities, demands and causes of action of every kind, nature and description, whether known or unknown, including, but not limited to, any claim for wages, severance, benefits, bonuses, sabbatical benefits, and any other form of compensation, claims for personal injury, breach of contract, negligent or intentional misrepresentation, negligent or intentional infliction of emotional distress, defamation, wrongful termination, and any claims under federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers’ Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.) (“OWBPA”), the California Fair Employment and Housing Act, the Occupational Safety and Health Act, and any other health/safety laws, statutes or regulations, the Employee Retirement Income Security Act of 1974, the Internal Revenue Code, the California Family Rights Act and the Federal Family and Medical Leave Act, the Fair Labor Standards Act and the California Labor Code, which Executive has or may have or could assert against the Releasees, or any of them, as of the date on which Executive signs this Release, including, but not limited to, any claims arising out of or connected with Executive’s employment, or the termination of Executive’s employment with the Company, or any and all claims arising out of execution of the Agreement, including without limitation, Executive’s decision to execute the Agreement. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a claim for unemployment insurance benefits, state disability compensation, vested benefits under any Company-sponsored benefit plan, or indemnification under California Labor Code § 2802, or any rights or claims that may arise after the date

A-2 of this Release. In addition, notwithstanding the foregoing, Executive does not waive rights or claims related to (i) the payments and benefits under Section 2 of the Agreement, (ii) unpaid Base Salary through the Separation Date, and (iii) vested and accrued benefits under the Company benefit plans in which Executive participated in accordance with their terms. 2. Executive understands that nothing in this Release or the Agreement limits Executive’s right or ability to file a charge or complaint against Releasees with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (the “SEC”), or any other local, state or federal administrative body or government agency. Executive further understands that this Release or the Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. 3. If an administrative charge is filed by Executive or on Executive’s behalf, or on an administrative agency’s behalf, against Releasees, Executive understands and agrees that by signing this Release, Executive is waiving Executive’s ability to recover a monetary award from such charge. Moreover, if Executive challenges the validity of this Release and seeks monetary damages based on any of the aforementioned claims, and if Executive prevails, any resulting monetary award shall be reduced, at a minimum, by the amount of consideration received for signing this waiver. Executive understands, however, that nothing in this Release or the Agreement is intended to limit Executive’s right to seek, obtain and/or accept a whistleblower award from the SEC pursuant to Section 21F of the Securities Exchange Act. Nothing in this Release or the Agreement prohibits or restricts Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding this agreement or its underlying facts or circumstances. Nothing in this Agreement limits or affects Executive’s right to challenge the validity of this Agreement under the ADEA or the OWBPA. 4. It is further understood and agreed that as part of the consideration and inducement for the execution of this Release, Executive specifically waives the provisions of section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, would have materially affected his or her settlement with the debtor or released party.” 5. To the extent not preempted by Federal law, this Release shall be governed by and construed in accordance with the governing law set forth in the Agreement, without giving effect to conflicts of laws. 6. Executive further understands, agrees and acknowledges that Executive: a. Has had a full twenty-one (21) days following the Separation Date (the “Consideration Period”) in which to consider and sign this Release and return it to Mary Lee Sharp, Senior Vice President, Human Resources. However, Executive may, at Executive’s sole option, elect not to use the entire Consideration Period, and Executive may sign this Release any time after the Separation Date, so long as it is before the expiration of the Consideration Period. Executive hereby

A-3 acknowledges that any decision execute this Release prior to the expiration of the Consideration Period is knowing and voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Release in the event Executive elected to consider this Release for at least twenty-one (21) days prior to signing the Release. If Executive does not sign and return this Release by the expiration of the Consideration Period, this Release will become null and void and the Company shall have no obligation to pay or provide Executive with the Severance Benefits set forth in Section 2 of the Agreement. The Parties agree that changes, whether material or immaterial, do not restart the running of the Consideration Period. b. Is, through this Release, releasing any and all claims Executive may have against Releasees through the date such Release is executed. c. Has carefully read and fully understands all of the provisions of this Release. d. Knowingly and voluntarily intends to be legally bound by the same. e. Was advised and hereby is advised in writing to consider the terms of this Release and to consult with an attorney of Executive’s choice prior to executing this Release. f. Is signing this Release voluntarily and has not relied on any oral statements or explanations made by the Company or its representatives. g. Has a full seven (7) days following the execution of this Release (the “Revocation Period”) to revoke this Release by so notifying the Company in writing addressed to William J. Leatherberry, General Counsel, and understands that this Release shall not become effective or enforceable until the Revocation Period has expired. If not revoked by Executive, this Release will become effective on the eighth day following Executive’s signing. If revoked by Executive, this Release will be null and void and the Company shall have no obligation to pay or provide Executive with the Severance Benefits set forth in Section 2 of the Agreement. h. Understands that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Separation Agreement is executed are not waived. i. Understands this Release shall not be construed as an admission of wrongdoing or liability by either Party or any of the Company’s directors, officers, or employees.

A-4 PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. By signing this Release, Executive acknowledges that Executive has had twenty-one (21) days to review this Release carefully, and to consult with attorneys or advisors of Executive’s choice. Executive understands the terms of this Release and the significance of the waivers that Executive has made, as well as the legal and binding effect of this Release, and Executive is signing this Release voluntarily and without coercion. Date: September 9, 2021 /s/ Claudia J. Merkle Claudia J. Merkle

B-1 EXHIBIT B OUTSTANDING EQUITY AWARDS Plan Name Grant Date Award Type Exercise Price Shares Subject to Award 2012 Stock Incentive Plan 2/7/18 Stock Options $18.70 28,713 2/13/19 Stock Options $22.19 40,950 Amended and Restated 2014 Omnibus Incentive Plan 2/13/19 Time vesting RSUs N/A 16,331 2/12/20 Time vesting RSUs N/A 20,322 2/10/21 Time vesting RSUs N/A 50,347 2/12/20 Performance vesting RSUs N/A 33,870* 2/10/21 Performance vesting RSUs N/A 50,347* *Based on the target level of performance